BAYSWATER URANIUM CORPORATION
Suite 510-510 Burrard Street
Vancouver, British Columbia, V6C 3A8

August 20, 2009

American Uranium Corporation
600 17th Street, Suite 2800 South
Denver, CO, 80202-5428 USA

Attention: Robert Rich, President

Re:	Sale of AUC LLC (“AUC”) and Related Matters

We write further to our recent discussions regarding a transaction involving:

(a)

the sale of AUC (the “Sale Transaction”), a Delaware company and a wholly owned subsidiary of Strathmore Resources (U.S.) Ltd. (“ Strathmore”), holding the mineral rights and claims and, including but not limited to, data, permits, permit applications and information representing the mineral property known as the Reno Creek Property (the “Property”) by Strathmore to NCA Nuclear Inc. (“NCA”), a wholly owned subsidiary of Bayswater Uranium Corporation (“Bayswater”);

(b)

and the assignment of all of Strathmore’s rights and obligations pursuant to an option and joint venture agreement dated August 20, 2007 (the “Option Agreement”) and pursuant to the limited liability company operating agreement of AUC dated January 3, 2008 (the “Operating Agreement” and collectively with the Option Agreement, the “ AUC Agreements”) between Strathmore and American Uranium Corporation (“ American Uranium”) (collectively with Bayswater, the “ Parties”) to NCA;

(c)	the subsequent termination of the AUC Agreements by NCA and American Uranium; and

(d)

the sale to Bayswater of all associated claims, leases, option agreements, licenses, permits, permit applications and other documents evidencing title or licenses in respect to the Property; all documents and information concerning exploration, development and mining activities, including but not limited to, electronic and hard copy files, reports, data and all information relating to feasibility, engineering, metallurgical and economic studies, environmental permits and environmental permit applications, including but not limited to the deep well injection permit, geological, geochemical, geophysical, drilling and sampling data, including but not limited to any drill hole or other data base acquired by American Uranium; and equipment in respect to the Property in American Uranium’s possession and control, as set forth in Schedule “A” hereto (the “AU Assets”) ..

The purpose of this binding letter agreement (the “Agreement”) is to set forth the terms of a transaction under which American Uranium shall consent to the assignment of the AUC Agreements to NCA, agree to the termination of the AUC Agreements and shall sell the AU Assets to Bayswater (the "Transaction").

1.	Purchase

1.1

Consent to Assignment and Agreement to Terminate – American Uranium hereby agrees and consents to the assignment to NCA or its nominee of all of Strathmore’s rights, title and interests in and to the AUC Agreements and to the termination of the AUC Agreements immediately thereafter and to sell to Bayswater or its nominee the AU Assets, all in exchange of the Purchase Price (as hereinafter defined).

1.2

Purchase Price – The purchase price shall be US$2,000,000 (the “Purchase Price”), of which US$1,000,000 shall be paid in cash and of which US$1,000,000 may be paid in cash or through the issuance of common shares of Bayswater, as constituted on the Closing Date (as hereinafter defined), at a deemed price representing the price of any securities of Bayswater to be issued pursuant to the Financing (as hereinafter defined) (the “Shares”) at the discretion of Bayswater at Closing (as hereinafter defined). Bayswater covenants that in the event that the Financing exceeds US$36,000,000, it shall pay the Purchase Price to American Uranium entirely in cash.

1.3

Resale Restrictions - The Parties acknowledge that the Shares in the capital of Bayswater to be issued and delivered pursuant to this agreement will be subject to a hold period under the applicable policies of the TSX Venture Exchange (the “TSX -V”) and the applicable Canadian securities laws.

1.4

Consolidation or Reorganization – The Parties acknowledge and agree that in order to complete the Financing necessary for the completion of the Transaction and the Sale Transaction, Bayswater may be required to complete a reorganization of its share capital, as currently constituted, including a consolidation of its share capital, which reorganization will complete on or before the Closing Date.

1.5

Issuance of Shares - In the event any Shares are issued to American Uranium as part of the Purchase Price as provided in Section 1.2, Bayswater acknowledges and agrees that American Uranium will be required to sell any such Shares into the public market within one year of Closing pursuant to regulations of the Securities and Exchange Commission (SEC).

1.6

Right of First Refusal - Bayswater shall have the first right to repurchase or arrange for the purchase of the Shares in the event that American Uranium wishes to dispose of any such Shares. In the event that American Uranium wishes to dispose of all of any portion of the Shares, it must notify Bayswater in writing, which shall have five business days from receipt of such notice to repurchase or arrange for the purchase of such Shares on terms satisfactory to American Uranium, as set forth in the written notice, failing which American Uranium shall be permitted to dispose of such Shares at its discretion.

2.	Due Diligence

2.1

Due Diligence - This Agreement and the Transaction is subject to Bayswater having a period from the date of this Agreement until the Closing Date to conduct a due diligence review of the Property and AU Assets (the “Due Diligence Review”). At the end of the Due Diligence Review, Bayswater may in its sole discretion decide:

(a)

not to proceed with the Transaction and Sale Transaction, and in such case Bayswater will provide American Uranium with written notice of such decision and this Agreement will then terminate and the parties will have no further obligations to each other; or

(b)	to proceed with the Transaction;

provided however that Bayswater may not proceed with the Sale Transaction unless this Transaction is completed.

2.2

American Uranium Bound to Agreement During Due Diligence Review – Notwithstanding that Section 2.1 leaves discretion in Bayswater to complete the Transaction or not, American Uranium agrees that upon the acceptance of this Agreement by Bayswater, American Uranium will be bound by this Agreement during the Due Diligence Review (and afterwards in accordance with section 2.1 (b)), and will not be able to revoke or withdraw its acceptance of the terms of this Agreement during such time, and for certainty American Uranium agrees that upon the satisfaction of Bayswater’s Due Diligence Review within the time herein set out, American Uranium will continue to be bound by the Agreement in accordance with the terms hereof.

2.3

Confidentiality Agreements - Each of the Parties agree that all information and documents obtained from the other Party will be kept confidential and the contents thereof will not be disclosed to any person, except as provided in that Non-Disclosure and Confidentiality Agreement entered into between American Uranium and NCA Nuclear Inc. of May 26, 2009 (the “ Non-Disclosure and Confidentiality Agreement”), without the prior written consent of the Parties and that the rights and obligations of the Parties pursuant to the Non- Disclosure and Confidentiality Agreement shall continue to remain in full force and effect during the term of this Agreement until terminated pursuant to its terms. Bayswater further covenants and agrees that in consideration of American Uranium’s promises as set out in this Agreement, Bayswater agrees to be bound by the terms of the Non-Disclosure and Confidentiality Agreement as though it were another party to same, during the term of this Agreement until terminated pursuant to its terms.

3.	Closing

3.1

Closing - The completion of the Transaction (the “ Closing”) will be at the offices of Armstrong Simpson 2080 – 777 Hornby Street, Vancouver, British Columbia, or such other place or date as may be mutually agreed by the Parties, at 10:00 a.m. (Vancouver time) on the earlier of the 2nd business day after receipt of all necessary, shareholder and regulatory approvals and satisfaction and waiver of all applicable conditions precedent or the date which is 120 days from the date of this Agreement or such later date as the Parties may agree upon in writing (the “ Closing Date ”).

4.	Conditions Precedent

4.1

Conditions Precedent - In addition to any other conditions precedent contained in this Agreement, the completion of the Transaction shall be subject to the following conditions precedent which conditions precedent being waived or satisfied by Bayswater prior to the Closing Date:

	(a)	the representations and warranties of the Parties contained in this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct as of that date;

	(b)	Bayswater shall have completed a financing to raise gross proceeds of a minimum of US$36,000,000 (the “ Financing ”);

	(c)	Bayswater, through NCA, shall have completed the purchase of AUC from Strathmore on or before the Closing Date pursuant to a formal share purchase agreement (the “Share Purchase Agreement”);

	(d)	satisfactory completion of the Due Diligence Review by Bayswater per Section 2.1(b);

(e)

as at the Closing Date, there being no legal proceeding or regulatory actions, investigation or proceedings against or threatened against either of AUC or the Property, except as disclosed in this Agreement, the agreement concerning the Sale Transaction and any applicable schedules thereto;

	(f)	there being no prohibition at law against the consummation of the Transaction;

	(g)	material compliance by American Uranium with the terms of this Agreement;

	(h)	there shall be no material breach of the covenants of American Uranium contained herein; and

(i)

receipt of all necessary governmental and regulatory approvals in respect of the Transaction, including but not limited to, the approval of the TSX Venture Exchange (the “TSX-V”) and any required shareholder approvals.

The above conditions are for the sole benefit of Bayswater and if they are not fulfilled and/or performed on or before the Closing Date, then Bayswater may waive any such condition without prejudice to the fulfillment and/or performance of any other condition or conditions or in the alternative, Bayswater may withdraw from this Agreement without further liability or obligations on the part of Bayswater, without any prejudice to any of the remedies which Bayswater may have hereunder or at law.

4.2

Conditions Precedent American Uranium - The completion of American Uranium’s agreement and obligations pursuant to this Agreement shall be conditional upon receipt of all necessary government and regulatory approvals in respect of this Transaction and the Sale Transaction, as well as approval of American Uranium’s shareholders. .

5.	Representations and Warranties

5.1	Mutual Representations: Each of the Parties to this Agreement hereby represent and warrant to the other that:

	(a)	it has been duly incorporated and is a valid and subsisting body corporate under the laws of its jurisdiction of incorporation;

(b)

it has duly obtained all necessary governmental, corporate and other authorizations for its execution and performance of this Agreement, and the consummation of the transactions contemplated herein will not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or result in the creation of any encumbrances on its assets under the terms or provisions of any law applicable to it, its constating documents, any resolution of its directors or shareholders or any indenture, agreement or other instrument to which it is a party or by which it or its assets may be bound;

(c)

no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or its subjection to any other law governing the affairs of bankrupt or insolvent persons; and

	(d)	it has full right, power and authority to enter into and accept the terms of this Agreement and to carry out the transactions contemplated herein.

5.2	Representations and Warranties of American Uranium – American Uranium hereby represents and warrants as follows:

(a)

the AUC Agreements are in good standing, with the exception that Strathmore has not yet completed the transfer of title to certain portions of the Property or STM Assets to AUC as required pursuant to the AUC Agreements;

	(b)	the AU Assets represent all of the data, permits, information and equipment concerning the Property and held in the name of American Uranium or within its control and relating to the Property; and

(c)

to American Uranium’s knowledge, information and belief, there are no actual, alleged or potential adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to the ownership of or title to the Property or any portion thereof, nor to the best of American Uranium’s knowledge is there any basis therefor.

5.3	Representations and Warranties of Bayswater – Bayswater hereby represents and warrants as follows:

	(a)	Bayswater is authorized to issue an unlimited number of common shares;

(b)

all necessary corporate action (including any necessary action by its directors or shareholders) has been taken by Bayswater to duly authorize the issue of the Shares as fully paid and non-assessable shares; and

	(c)	its common shares are listed on the TSX -V and Bayswater is in substantial compliance with its listing agreement with the TSX -V.

6.	Covenants

6.1	Covenants of American Uranium -- American Uranium hereby covenants with and to Bayswater that:

(a)

until earlier of the Termination Date (as hereinafter defined) and the Closing Date, it will provide Bayswater with all of the technical data, if any, in American Uranium’s possession or over which American Uranium has control relating to exploration activities on the Property and pursuant to the Area of Common Interest as provided in the Operating Agreement; and

(b) on or before the Closing, American Uranium will ensure that the AU Assets shall be transferred into the name of Bayswater or its designated nominee and shall bear the costs of same.

6.2	Covenants of Bayswater – Bayswater hereby covenants with and to American Uranium as follows:

(a)

Bayswater agrees to enter into a consulting agreement with American, in substantially the form attached hereto as Schedule “B”, whereby, American Uranium will provide services as requested by Bayswater at a rate of US$30,000 per month plus expenses commencing upon signing of this Agreement and until closing of the Transaction. Bayswater and American Uranium agree that any extension of such agreement beyond the Closing Date shall be at the discretion of Bayswater on terms satisfactory to both Parties. In the event the Sale Transaction is terminated, then this Transaction shall be automatically terminated and such consulting agreement and all obligations thereunder shall cease and terminate at the same time the Transaction is terminated; and

(b)

Bayswater further agrees to enter into a consultancy agreement with American Uranium, in substantially the form attached hereto as Schedule “C”, whereby, American Uranium will provide services to assist Bayswater in its sales and marketing of uranium product produced from the Property subject to completion of the Transaction, Sale Transaction, and further due diligence of Bayswater in its discretion, any such agreement to be entered into on mutually agreed terms and at such time as Bayswater elects pursuant to its development plans on the Property.

7.	Confidentiality and Public Disclosure

7.1

Confidentiality - No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any of the Parties without the prior approval of each of the other Parties as to timing, content and method, hereto, provided that the provisions of this section will not prevent any Party from making, after consultation with each other Parties, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSX -V and SEC.

7.2

Press Releases - Following the execution of this Agreement and until the earlier of the Termination Date or the Closing Date, no public press release in relation to any matter shall be issued by the Parties concerning the Transaction without reasonable notice to, and the prior consent of the other Parties (such consent not to be unreasonably withheld), provided that the provisions of this section will not prevent any Party from making, after consultation with the other Party, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSX-V and SEC and any press release so issued shall conform in all respects with applicable securities laws.

7.3

Disclosure - Unless and until the transactions contemplated in this Agreement have been completed, or the Termination Date, except with the prior written consent of each of the other Parties, each of the Parties hereto and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from each other Party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law. All such information in written form and documents will be returned to the Party originally delivering them in the event that the transactions provided for in this Agreement are not consummated.

8.	Termination

8.1	Termination - This Agreement shall terminate on the date ("Termination Date") any of the following occurs:

(a) by mutual written agreement of the Parties;

(b) by written notice of Bayswater to American Uranium pursuant to Section 2.1(a) that it has determined as a result of its Due Diligence Review it is not prepared to complete the Transaction; or

(c)

automatically if the Transaction is not closed on or before 5:00 pm (Vancouver Time) on the date which is 120 days from the date of this Agreement or such later date as the Parties may agree upon in writing.

Upon termination of this Agreement, the Parties shall have no further obligations hereunder, except as stated in Article 7 of this Agreement and the Non-Disclosure and Confidentiality Agreement, which shall survive any such termination.

9.	Arbitration

9.1	All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

9.2

It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in section 9.3.

9.3

The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

9.4	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

10.	Miscellaneous

10.1

The Parties agree to perform or cause to be performed all such acts and deeds as may be required to give full force and effect to the terms and provisions set out herein and to cooperate with each other and each other’s counsel and other professional advisors in the preparation, execution and delivery of any and all documents or instruments necessary to give full force and effect to the terms and provisions set out herein and any other documents required to give effect hereto.

10.2

No waiver by any of the Parties hereto shall be effective unless in writing, and a waiver shall affect only the matter, and the occurrence thereof, specifically identified in the writing granting such waiver, and shall not extend to any other matter or occurrence.

10.3

This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the Parties hereby attorn to the jurisdiction of the Court of British Columbia.

10.4	This Agreement may not be assigned by any of the Parties hereto without the prior written consent of the other Parties.

10.5	Time shall be of the essence.

10.6	This Agreement may be executed in counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

SCHEDULE “A”

THE AU ASSETS

1.

A Deep Well Injection Permit Number UIC 98-092 dated_June 4, 1998_granted by the Wyoming Department of Environmental Quality_to International Uranium (USA) Corporation which was subsequently transferred April 23, 2001 to Rio Algom Mining Corp. and thereafter subsequently transferred by Rio Algom on July 2, 2002 to Power Resources, Inc., a wholly owned subsidiary of Cameco Corporation which subsequently changed its name to Cameco Resources and thereafter by Bill of Sale dated April 15, 2008 Power Resources, Inc. sold the said permit to AUC LLC and executed a transfer to AUC LLC dated March 26, 2008, which permit and transfer document are held in trust by Amercian Uranium for AUC LLC.

2.

A data base acquired by American Uranium Corporation pursuant to a Purchase Agreement dated October 9, 2007 and subsequent Bill of Sale dated November 21, 2007 between Power Resources, Inc., a wholly owned subsidiary of Cameco Corporation, and American Uranium Corporation.

3.

Any and all other associated claims, leases, option agreements, licenses, permits, permit applications and other documents evidencing title or licenses in respect to the Property; all documents and information concerning exploration, development and mining activities, including but not limited to, electronic and hard copy files, reports, data and all information relating to feasibility, engineering, metallurgical and economic studies, environmental permits and environmental permit applications, including but not limited to the deep well injection permit pursuant to paragraph 1. above, geological, geochemical, geophysical, drilling and sampling data, including but not limited to any drill hole or other data base acquired by American Uranium; and equipment in respect to the Property in American Uranium’s possession and control.

SCHEDULE “B”

CONSULTING AGREEMENT

CONSULTING AGREEMENT

THIS AGREEMENT dated for reference and effective the _____ day of , 2009.

BETWEEN:

BAYSWATER URANIUM CORPORATION., a company duly incorporated under the laws of the Province of British Columbia having an office at Suite 510-510 Burrard Street, Vancouver, B.C. V6C 3A8 .

(the “Company”)

AND:

AMERICAN URANIUM CORPORATION, a company duly incorporated under the laws of Nevada having an office at 600 17th Street, Suite 2800 South, Denver, CO, 80202-5428 USA

(the “Consultant”)

WHEREAS:

A.	The Company is carrying on business as a mineral resource exploration and development company;

B.

The Company is in the process of acquiring the mineral property known as the Reno Creek Property (the “Property”) through the acquisition of AUC LLC, a private Delaware company, (the “Transaction” ) pursuant to a letter agreement between the Company, the Consultant and Strathmore Resources (U.S.) Ltd. (the “Purchase Agreement” );

C.

Part and parcel to the Transaction, the Company and the Consultant have entered into a letter agreement whereby the Consultant has agreed to sell and the Company has agreed to purchase certain assets and terminate certain interests in the Property held by the Consultant (the “Letter Agreement”), and pursuant to the terms of the Letter Agreement, the Company and the Consultant have agreed to enter into this Agreement;

D.

The Company wishes to retain the services of the Consultant to assist the Company with the Transaction and in the evaluation, exploration, development of the Property, as further detailed in Schedule “A” and such related services as the Company may request from time to time; and

E.

The Consultant’s representatives, Robert Richard and Raymond Foucault (collectively the “Consultant’s Designated Representatives”), are directors or employees of the Consultant and are qualified to provide the services on behalf of the Consultant.

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT OF CONSULTANT

1.1

The Consultant hereby agrees, commencing on the date of the Letter Agreement to provide consulting services with respect to those matters described in Schedule “A” (the “Services”) when requested by the Company. The Consultant will also perform

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additional services that are requested by the Company and accepted by the Consultant. The Consultant will report to the board of directors of the Company.

1.2

The Consultant will perform the Services in an efficient, competent, timely and professional manner and provide the standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to that contemplated by this Agreement.

	1.3	During the term of this Agreement, the Consultant will devote so much time and attention as is required to complete, or cause the completion of, the services on a timely basis.

2.	COMPENSATION AND EXPENSES

2.1

As consideration for providing the Services in accordance with the terms of Schedule “A”, the Company, beginning July 15, 2009, will pay the Consultant US$30,000 per month payable in advance. Such compensation, together with any additional compensation that may be paid in accordance with section 2.2 below will be the sole compensation for the Consultant.

2.2

The Company will reimburse the Consultant for all pre-authorized expenses actually and properly incurred by the Consultant in connection with the provision of Services provided that the Company, in its sole discretion, agrees that such expenses were actually and properly incurred and further provided that the Consultant furnishes receipts to the Company in respect of such expenses.

2.3

Except as otherwise provided herein, the Consultant will prepare and submit monthly to the Company a detailed statement of expenses. The statement will set forth the number of days the Consultant performed Services and will be accompanied by evidence substantiating expenses incurred. Subject to verification by the Company, payment of expense amounts due will be made by the Company within thirty (30) days after receipt of such statements. Payment of fees for services shall be made on a monthly basis.

3.	TERM

3.1

This Agreement shall commence on the date of the Letter Agreement (the “Effective Date ”) and shall terminate on the earlier of the termination of the Transaction or the completion of the Transaction, unless earlier terminated upon the mutual written agreement of the parties. This Agreement may be renewed at the option of the parties on terms to be mutually negotiated and agreed by the parties.

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4.	NATURE OF THE RELATIONSHIP

4.1

The Consultant shall at all times be an independent contractor and not the servant or agent of the Company. No partnerships, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement.

4.2

The Consultant shall not be an agent, servant or employee of the Company or represent itself to be with the Company. The Consultant shall be an independent contractor with control over the manner and means of its performance. Neither the Consultant nor its employees or agents shall be entitled, as a result of or pursuant to this Agreement, to rights or privileges applicable to employees of the Company including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

4.3

The Consultant shall be responsible for the management of its employees, if any, and without limiting the generality of the foregoing, shall be responsible for payment to the proper authorities of all employment insurance premiums, Canada Pension Plan contributions, Worker’s Compensation premiums and all other employment expenses for all of the Consultant’s employees, as applicable.

4.4

The Consultant acknowledges that as an independent contractor, the Consultant will not qualify for any assistance under the Employment Insurance Act (Canada) or any similar legislation in the United States.

5.	NON-DISCLOSURE AND AREA OF INTEREST

5.1

Except pursuant to Section 5.2 below, all information made available to the Consultant by the Company, to the Company by the Consultant and all information created by the Consultant for the Company (collectively the “Information”) will be for the exclusive benefit of the Company and remain the proprietary asset of the Company. The Consultant and its directors, officers and employees will keep and ensure that all Information will remain confidential and will not disclose the same to any third party. Notwithstanding the expiry or termination of this Agreement, this provision will continue in full force and effect until the earlier of the date on which the Information becomes in the public domain (other than by breach of this Agreement) or for a period of two (2) years.

5.2

In the event the Company does not complete the Transaction, all information created by the Consultant for the Company or made available to the Company by the Consultant (the “Consultant Information”), will remain the proprietary asset of the Consultant and be returned to the Consultant within seven days of the termination of the Transaction and the Company and its directors, officers and employees will keep and ensure that all Consultant Information will remain confidential and will not disclose the same to any third party. This provision will continue in full force and effect until the earlier of the date on which the Consultant Information becomes in the public domain (other than by breach of this Agreement) or for a period of two (2) years.

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5.3

Except pursuant to Section 5.4 below, the Consultant and the Consultant’s Designated Representatives will not, directly or indirectly , during the term of this Agreement and for a period of two (2) years thereafter, acquire any interest, direct or indirect, through associates or affiliates, in any exploration concessions, mining claims, leases, mining rights, interests in land, fee lands, surface rights or water rights within five (5) kilometers of any property in which the Company or any of its subsidiaries, affiliates or associates (as those terms are defined pursuant to the Business Corporations Act (British Columbia) has an interest in at the time of execution of, or acquires during the terms of, this Agreement without the Company’s prior written consent.

5.4

In respect of the Property, Section 5.3 of this Agreement shall not apply. ,In the event that the Transaction does complete, in relation to the Property, the Consultant and the Consultant’s Designated Representatives shall be bound to the terms and conditions of Article 13 of the Purchase Agreement as though such provisions were expressly stated herein with the Consultant’s Designated Representatives included in references to the Consultant in Article 13 to the Purchase Agreement.

6.	INDEMNITIES

6.1

The Company shall not, during the term of this Agreement or thereafter, be liable for any negligence or willful misconduct on the part of the Consultant, the Consultant’s Designated Representative or any employee or agent of the Consultant for the consequences thereof howsoever or wheresoever occurring.

6.2

The Consultant shall indemnify, during the term of this Agreement and thereafter, the Company, against any and all claims, demands, actions brought or instituted by any third party if such claims, demands or actions are caused by the negligence or any willful misconduct by the Consultant during the term of this Agreement.

6.3

The Consultant shall indemnify, during the term of this Agreement and thereafter, the Company against loss or damage to any of the Company’s property or the property of the Company’s personnel and against any liability for sickness, injury or death of the Company’s personnel, and against all costs, claims and demands incurred or made in connection with such loss, damage, sickness, injury or if such loss, damage or liabilities are caused by the negligence or willful misconduct of the Consultant or the Consultant’s Designated Representatives.

6.4

The Consultant shall indemnify the Company against loss or damage to the Company as a result of the failure of the Consultant’s Designated Representatives to comply with the provisions of Article 5 of this Agreement.

6.5

The Consultant’s aggregate liability to the Company pursuant to Sections 6.1, 6.2 and 6.3, is limited to the total amount of the fees received by the Consultant pursuant to Section 2.1 of this Agreement.

7.	COMPLIANCE WITH PROVINCIAL AND FEDERAL LAWS

7.1

The Consultant will comply with all requirements of any applicable federal, provincial, or local law, rule or regulation. The Consultant covenants that it has all licenses, work permits or other authorizations required to enable the Consultant to perform Services under this Agreement in the jurisdiction where the Services are to be performed.

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8.	TERMINATION

	8.1	This Agreement shall terminate on the earlier of:

		(a)	The termination or completion of the Transaction;

		(b)	Upon the mutual written agreement of the parties; or

(c)

At the option of the Company, in the event that the Consultant violates any of the material provisions of this Agreement or fails in a material way to properly perform the Services or for Cause (as hereinafter defined).

	8.2	In this Agreement, “Cause ” shall include, but not be limited to, the following:

(a)

the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company or its employees or the Company’s customers or suppliers;

(b)

either of the Consultant’s Designated Representatives entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Company; or

		(c)	any other matter constituting just cause at common law.

9.	CONFLICTS OF INTEREST

	9.1	During its retainer with the Company, the Consultant and the Consultant’s Designated Representatives will promptly, fully and frankly disclose to the Company in writing:

(a)

the nature and extent of any interest the Consultant, the Consultant’s Designated Representatives or their Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)

every office the Consultant’s Designated Representatives may hold or acquire, and every property the Consultant or its Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the Consultant’s duties and obligations under this Agreement; and

		(c)	the nature and extent of any conflict referred to in clause (b) above.

In this Agreement the expression “Associate ” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Business Corporations Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include the Consultant’s Designated Representatives’ spouse, children, parents, brothers and sisters.

	9.2	The Consultant acknowledges that it is the policy of the Company that all interests and conflicts of the sort described in Section 8.1 be avoided, and the Consultant agrees to

5

comply with all policies and directives of the board of directors of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 8.1. During the term of this Agreement with the Company, without prior approval, in the Company’s sole discretion, the Consultant shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the Consultant’s duties or obligations under this Agreement or that would otherwise prevent the Consultant from performing its obligations hereunder, and the Consultant represents and warrants that the Consultant or its Associates have not entered into any such agreement, arrangement or understanding.

10.	ASSIGNMENT AND SUBCONTRACTING

	10.1	Neither party may assign this Agreement in whole or in part.

10.2

The Consultant may subcontract the provision of the Services or any obligation of the Consultant under this Agreement, subject to the prior written approval of the Company, which approval may be withheld for any reason. Subcontracting shall not derogate from the liability of the Consultant to perform the Services or its obligations hereunder.

11.	NOTICES

11.1

Any notic e required or permitted to be given under this Agreement will be in writing and may be delivered personally or by telex or facsimile or by pre-paid registered post addressed to the parties at the above mentioned addresses or at such address of which notice may be given by either of such parties. Any notice will be deemed to have been received if personally delivered or by telex or facsimile, on the date of delivery and if mailed as aforesaid, then on the fourth business day after the day of mailing.

12.	AMENDMENTS AND WAIVER

12.1

This Agreement may only be amended by further written agreement executed and delivered by all of the parties or their agents. Except as otherwise provided, no waiver or consent by a party to any breach or default by any other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relatio n to the same or any other provision of this Agreement.

13.	INTERPRETATION

13.1

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia. Notwithstanding the foregoing, it is agreed that either party may commence an action in respect of the enforcement of rights hereunder in any jurisdiction in which the other party resides, has assets, carries on business or has an office.

	13.2	All headings used in this Agreement are for convenience of reference only and are not to be used in the aid of interpretation of this Agreement.

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13.3

If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

13.4	This Agreement shall be binding upon and enure to the benefit of the Company and its successors and assigns.

13.5	Time shall be of the essence.

13.6	This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BAYSWATER URANIUM CORPORATION

By:  ___________________________________
                    Authorized Signatory

AMERICAN URANIUM CORPORATION

By:  ___________________________________
                    Authorized Signatory

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SCHEDULE “A”

Services to be provided, when requested by the Company are as follows:

1.	To assist the Company in data collection in order to allow the Company to complete due diligence regarding the Transaction.

2.	To recommend services providers to the Company for the development of the Property

3.	To assist the Company, as requested, in dealings with Uranerz Energy Corporation regarding, among other things, the possibility of joint permitting.

4.	Such services as the Company may reasonably require in furtherance of the closing of the Transaction.

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SCHEDULE “C”

CONSULTANCY AGREEMENT

CONSULTANCY AGREEMENT

THIS AGREEMENT dated for reference and effective the _____ day of , 2009.

BETWEEN:

BAYSWATER URANIUM CORPORATION., a company duly incorporated under the laws of the Province of British Columbia having an office at Suite 510-510 Burrard Street, Vancouver, B.C. V6C 3A8 .

(the “Company”)

AND:

AMERICAN URANIUM CORPORATION, a company duly incorporated under the laws of Nevada having an office at 600 17th Street Suite 2800 South, Denver, CO, 80202-5428 USA

(the “Consultant”)

WHEREAS:

A.	The Company is carrying on business as a mineral resource exploration and development company;

B.	The Company is in the process of acquiring the mineral property known as the Reno Creek Property (the “Property”) through the acquisition of AUC LLC, a private Delaware company, (the “Transaction” );

C.

Part and parcel to the Transaction, the Company and the Consultant have entered into a letter agreement whereby the Consultant has agreed to sell and the Company has agreed to purchase certain assets and terminate certain interest in the Property held by the Consultant (the “Letter Agreement”), and pursuant to the terms of the Letter Agreement, the Company and the Consultant have agreed to enter into this Agreement;

D.	The Company wishes to retain the services of the Consultant as further detailed in Schedule “A” and such related services as the Company may request from time to time;

E.	Robert Rich, (the “Consultant’s Designated Representative”), is a director and officer of the Consultant and is qualified to provide the services on behalf of the Consultant; and

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

1.	TERM

1.1

This Agreement shall commence, subject to closing of the Transaction, on June 1, 2010 or such subsequent date as the parties may mutually agree pursuant to the Company’s development and operational plans on the Property (the “Effective Date ”) until the earlier of:

		1.1.1	24 months following the Effective Date;

		1.1.2	one Party providing the other Party 90 day’s notice of its election to terminate this Agreement, provided however that the Agreement must either have been in effect at least six months, or the Company must agree at the time of providing notice of termination that the Company shall make such payments to the Consultant as though the Agreement would be in effect for six months plus the 90 day notice period; and

		1.1.3	the termination of this Agreement pursuant to Section 1.2 below or upon the mutual written agreement of the parties.

Any amounts due to the Consultant pursuant to section 3.2.2 shall continue to be paid the Consultant, notwithstanding the termination of this Agreement.

1.2

Notwithstanding section 1.1, and without prejudice to any other rights or remedy the Company may possess, the Company may terminate this Agreement forthwith by written notice to the Consultant at any time if:

		1.2.1	The Consultant breaches any obligation hereunder and such breach is not remedied by it within 60 days of receiving written notice of the breach from the Company; or

1.2.2

The Consultant or the Consultant’s Designated Representative, says or publishes or causes to be done, said or published anything which is or may be to the detriment, loss, damage or injury, either directly or indirectly, of the Company or its affiliates (as such term is defined pursuant to the Business Corporations Act (British Columbia).

1.3

If the Company terminates this Agreement pursuant to section 1.2, all payments due to the Consultant pursuant to section 3.2, except payments due pursuant to sections 3.2.2 or pursuant to sections 3.2.4 and 3.2.5 to the extent that such amounts are incurred pre- termination, shall cease at the date of termination.

2.	RESPONSIBLITIES OF THE CONSULTANT

2.1

The Consultant shall provide the consulting services (the “Services”) to the Company exclusively and shall not provide the Services to any other clients. The Services for the purposes of this Agreement, are as set out in Schedule “A”. The Consultant shall provide the Services to the Company within United States and Canada only.

2.2

The Company shall at all times be free to conduct its own marketing and sales of Product (as hereinafter defined) in any jurisdiction; provided however, that within the United States and Canada the Company shall provide the Consultant with notice of any such marketing and sales activities (in this section the “Activities”) to ensure the Activities are carried out and completed with coordination of the Services, and that the Company will make payment to the Consultant in accordance with Sections 3.2.2 and 3.2.3 for any and all Contracts completed during the term of this Agreement.

	2.3	The Consultant acknowledges and agrees to comply with Bayswater’s code of conduct as posted on the Company’s website, as it may be amended from time to time.

2.4

The Consultant will perform the Services in an efficient, competent, timely and professional manner and provide the standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to that contemplated by this Agreement.

2.5

The Consultant shall, during the term of this Agreement, and thereafter, keep confidential and not disclose to any third party, without the prior written consent of the Company, any and all technical, commercial, financial or marketing information coming into the possession of the Consultant pursuant to this Agreement, except any such information which is or becomes public knowledge otherwise than by the default of the Consultant or which becomes lawfully available to the Consultant otherwise than directly or indirectly from the Company (“Confidential Information”). The Consultant may only make use of Confidential Information in connection with the performance of this Agreement. The Consultant undertakes to return to the Company immediately upon the termination of this Agreement for any reason whatsoever all papers, documents, plans and drawings, including any copies thereof and to permanently delete all electronic versions thereof.

2.6

The Consultant and the Consultant’s Designated Representative agree to provide the Services to fulfill the rights and obligations of this Agreement and not to substitute the services of any other person therefore, without the prior written consent of the Company.

2.7

The Company shall be beneficially entitled to all inventions, designs, discoveries, information, modifications or improvements of any kind whatsoever made by the Consultant arising from the performance of the Services, and the Consultant shall, at the request of the Company, execute all instruments and perform all acts necessary to effectively vest all right, title and interest in such inventions, designs, discoveries, information, modifications or improvements in the Company free from all encumbrances, so that the Company may obtain all intellectual property protection that it may require in the United States of America, Canada or anywhere else in the world.

2.8

The Consultant shall perform the Services as an independent contractor and not as an agent or employee of the Company. The Consultant shall not have the power or authority to bind the Company in any respect and shall ensure that customers and potential customers are aware of the foregoing limitations upon the authority of the Consultant. No partnerships, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement.

2.9

The Consultant may consult third parties provided that, in the absolute discretion of the Company, the Company believes that there is no conflict of interest arising from the Consultant undertaking such consultancy for any third party. If the Company believes that the Consultant has a conflict of interest between the Services and a third parry, the Company may, by notice to the Consultant, require the Consultant to cease performing such third party consultancy work at any time for any particular third party.

2.10

The Consultant will comply with all requirements of any applicable federal, provincial, or local law, rule or regulation. The Consultant covenants that it has all licenses, work permits or other authorizations required to enable the Consultant to perform Services under this Agreement in the jurisdiction where the Services are to be performed.

3.	RESPONSIBLITIES OF THE COMPANY

	3.1	The Company shall provide the Consultant with directions and limitations for the Services provided by the Consultant.

3.2

The Company, in consideration of the provision of the Services by the Consultant shall pay the following fees, which are to be determined on or before the Effective Date by the mutual agreement of the Consultant and the Company based on standard industry practice:

		3.2.1	Pay to the Consultant a fee per month payable in advance by the first day of each month commencing on the Effective Date;

3.2.2

Pay the Consultant, within 30 days of the payment of the amount to the Company, a commission of ___% of the amount received in payment of invoices issued by the Company for Product sold under Contracts concluded during the term of this Agreement. The Company shall continue to pay the Consultant commissions pursuant to this section 3.2.2 notwithstanding the termination of the Agreement pursuant to Article 3;

3.2.3

For the purposes of this Agreement: “Product” means unirradiated natural uranium ore concentrates in the form of U3 O8 or uranium hexafluoride in the form of UF6 ; “Contracts” means a binding and legally enforceable commitment by a purchaser residing in the United States of America or Canada to purchase Product on terms acceptable to the company, including extensions, amendments or variations of the contract, provided that such extension, amendment or variation is concluded during the terms of this Agreement and made in writing;

3.2.4

Reimburse the Consultant, monthly in arrears within 30 days of the submission by the Consultant of an invoice therefore, for expenses reasonably incurred on behalf of the Company including travel expenses, accommodation and meals, customer entertainment, conference expenses, communication expenses and other reasonable expenses agreed to by the Company in writing prior to the expenditure being incurred. The Consultant will prepare and submit monthly to the Company a detailed statement of expenses. The statement will set forth the number of days the Consultant performed Services and will be accompanied by evidence substantiating expenses incurred. Subject to verification by the Company, payment of expense amounts due will be made by the Company within thirty (30) days after receipt of such statements. Payment of fees for services shall be made on a monthly basis; and

3.2.5

Reimburse the Consultant, within 30 days of the submission by the Consultant of an invoice therefore, the reasonable costs of a visit, at least once every two years, to the Reno Creek Property in Wyoming.

4.	RENEWAL OF AGREEMENT

The Company and the Consultant shall meet during the last quarter of the next calendar year following the year in which the Effective Date falls, and the last quarter of any subsequent calendar year in which this Agreement is in effect, when agreed by both parties to review the renewal of this Agreement and the quantum of the fee payable to the Consultant pursuant to section 3.2.1 and other terms of the Agreement upon such renewal. If no amendment to such fee can be agreed by the parties then this Agreement shall terminate upon the expiration of this Agreement’s term as set forth in section 1.1. If a fee is agreed by the parties it shall apply from January 1 of the next following calendar year and this Agreement shall be renewed pursuant to the terms agreed to by the parties.

5.	ASSIGNMENT

The Consultant may not assign this Agreement without the prior written consent of the Company. The Company may provide or refuse its consent at its sole discretion. The Company may not assign this Agreement without the prior written consent of the Consultant and such consent shall not be unreasonably withheld.

6.	INDEMNITIES

6.1

The Company shall not, during the term of this Agreement or thereafter, be liable for any act or omission on the part of the Consultant, the Consultant’s Designated Representative or any employee or agent of the Consultant for the consequences thereof howsoever or wheresoever occurring by way of the Consultant’s negligence or willful misconduct.

6.2

The Consultant shall indemnif y, during the term of this Agreement and thereafter, the Company, against any and all claims, demands, actions brought or instituted by any third party in connection with, related to or arising by way of negligence, out of any act or omission, or any willful misconduct by the Consultant during the term of this Agreement and at any time thereafter.

6.3

The Consultant shall indemnify, during the term of this Agreement and thereafter, the Company against loss or damage to any of the Company’s property or the property of the Company’s personnel and against any liability for sickness, injury or death of the Company’s personnel arising by way of negligence or otherwise out of the performance of the Services and against all costs, claims and demands incurred or made in connection with such loss, damage, sickness, injury or death except to the extent that such loss, sickness, injury or death is due to negligence of the part of the Company.

7.	NOTICES

All notices or other communications shall be given in writing by each party to the other at the following address:

To the Company:

Bayswater Uranium Corporation
510-510 Burrard Street
Vancouver, B.C., V6C 3A8

Attention: George Leary

Email: gleary@bayswateruranium.com

To the Consultant

American Uranium Corporation
600 17th Street Suite 2800 South,
Denver, CO, 80202-5428 USA

Attention: Robert Rich

Email: robert.rich@americanuraniumcorp.com.

8.	JURISDICTION

The law of this Agreement shall be the laws of the Province of British Columbia and the parties hereby submit to the exclusive jurisdiction of the courts of that province and all courts competent to hear appeals therefrom.

9.	AMENDMENT AND WAIVER

Any amendment or variation to this Agreement shall be in writing and executed by or on behalf of the parties. Except as otherwise provided, no waiver or consent by a party to any breach or default by any other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

10.	INTERPRETATION

	10.1	All headings used in this Agreement are for convenience of reference only and are not to be used in the aid of interpretation of this Agreement.

10.2

If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condit ion of this Agreement will be enforceable to the fullest extent permitted by law.

	10.3	This Agreement shall be binding upon and enure to the benefit of the Company and its successors and assigns.

	10.4	Time shall be of the essence.

	10.5	This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BAYSWATER URANIUM CORPORATION

By:  ___________________________________
                    Authorized Signatory

AMERICAN URANIUM CORPORATION

By:  ___________________________________
                    Authorized Signatory

SCHEDULE “A”

Services to be provided, when requested by the Company are as follows:

1.	To promote the business of the Company as a reliable supplier of uranium concentrates.

2.	To maintain effective contact and positive relationships with all significant uranium buyers.

3.	To monitor and identify any sales opportunities for the Company.

4.	To assist with preparation and submission of proposals for the supply of uranium.

5.	To assist with the negotiation and conclusion of sales contracts.

6.	To assist with contract administration.

7.	To maintain effective contact with converters Cameco Corporation and ConverDyn and with United States based industry consultants, brokers and traders.

8.	To maintain effective contact with industry organizations and relevant government agencies.

9.	To maintain comprehensive records of all business conducted on behalf of the Company.

10.	To provide timely information and market intelligence for the uranium market including the activities of the Company’s competitors.

11.	To provide uranium market analysis.

12.	To provide a monthly report of activities to the Company in the format and with the content as directed from time to time by the Company.

13.	To provide a monthly invoice for fees and expenses incurred.

14.	To provide an invoice for any sales commissions following each delivery of uranium to which it applies.

15.	To provide any other services reasonably required by the Company from time to time.